MAINSTREET BANKSHARES, INC.

News Release

For Immediate Release: June 18, 2008

MAINSTREET ANNOUNCES FOURTH CASH DIVIDEND AND RECOGNITION IN U. S. BANKER

MainStreet BankShares, Inc., ("MainStreet"), in Martinsville, Virginia announced today that its Board of Directors approved a $.05 per share cash dividend payable on August 8, 2008 to shareholders of record on July 18, 2008. This will be the fourth consecutive cash dividend paid by the Company. MainStreet is quoted on the Over the Counter Bulletin Board under the symbol MREE.

Larry A. Heaton, President and Chief Executive Officer stated, "Our Board of Directors is pleased to provide our shareholders with their fourth quarterly cash dividend. We continually strive to enhance shareholder value."

MainStreet was also recognized by U. S. Banker which ranks the top 200 community banks in the United Sates based on three-year average return on equity. MainStreet was ranked #40 on this prestigious list. Mr. Heaton commented, "I am proud that our Company continues to be ranked among the best community banks."

MainStreet BankShares, Inc. is a bank holding company operating in Martinsville, Virginia. MainStreet currently has two wholly owned subsidiaries, Franklin Community Bank, N.A., ("Franklin Bank") and MainStreet RealEstate, Inc. Franklin Bank currently operates four banking offices in Rocky Mount and Smith Mountain Lake.

Contact: Larry A. Heaton, President and CEO

MainStreet BankShares, Inc.

Martinsville, Virginia

(540) 489-3412